UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 5, 2016

Park Sterling Corporation

(Exact name of registrant as specified in its charter)

North Carolina	001-35032	27-4107242
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

1043 E. Morehead Street, Suite 201, Charlotte, NC	28204
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 716-2134

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 5, 2016, Park Sterling Corporation (“Park Sterling” or “the Company”) announced that David L. Gaines is stepping down from his role as Chief Financial Officer, and that Donald K. Truslow is joining the Company to assume that position. Mr. Gaines will remain with Park Sterling through March 31, 2016 and work closely during that time with Mr. Truslow to ensure a smooth transition. The press release announcing the management change is included as Exhibit 99.1 to this report.

Mr. Truslow (age 57), who joins the Company and Park Sterling Bank (the “Bank”) as Executive Vice President and Chief Financial Officer effective February 8, 2016, previously served as Chief Risk Officer for M&T Bank Corporation, a financial services holding company with approximately $123 billion in total assets headquartered in Buffalo, New York, from February 2013 to September 2014. Prior thereto, he served as President of the Financial Stability Industry Council of The Financial Services Roundtable in Washington, D.C., from February 2011 to February 2013. Prior to joining The Financial Services Roundtable, he had an extensive 27 year career with Wachovia Corporation, including a tenure as Comptroller and Treasurer. His other roles at Wachovia included serving as Chief Risk Officer, Head of Middle Market Corporate Banking, Chief Credit Officer of Wachovia’s South Carolina Bank, and Manager of Loan Administration in International Banking.

Mr. Truslow’s base salary will be $350,000 per annum, and he will receive 14,500 restricted stock awards from the Company. The Company intends that Mr. Truslow and the Bank will enter into an employment agreement on substantially the same terms as the employment agreement with the Company’s President and Chief Risk Officer. The final agreement was not available as of the date of this filing.

In connection with Mr. Gaines’ stepping down from his role as Chief Financial Officer, the Bank and Mr. Gaines entered into an Agreement and Release dated February 5, 2016 (the “Agreement”), which replaces Mr. Gaines’ existing employment agreement with the Bank. The Agreement provides that Mr. Gaines will remain employed by Park Sterling through March 31, 2016. Pursuant to the Agreement, Mr. Gaines will receive (i) severance pay equivalent to the base salary Mr. Gaines would have earned from March 31, 2016 through and including August 15, 2016, plus (ii) bonus compensation for 2015 in an amount to be determined as a percentage of Mr. Gaines’ 2014 bonus compensation, with such percentage to be equal to the percentage that the Chief Executive Officer’s 2015 compensation bonus represents relative to the Chief Executive Officer’s 2014 bonus compensation. The amount of 2015 bonus compensation to be paid to Mr. Gaines, while not yet determined, would be part of the corporate incentive accrual recorded in 2015 for payment in 2016. Such amounts will be payable to Mr. Gaines in a lump sum, subject to applicable withholdings and deductions, six months following the end of employment on March 31, 2016. The Agreement also provides for the immediate vesting on February 5, 2016 of 132,270 restricted stock awards, of which 117,810 have previously been fully expensed by the Company. The Agreement also contains release of claims, confidentiality, non-disparagement and non-solicitation of employees provisions as are usual and customary for agreements of this type. The foregoing description of the Agreement is qualified in its entirety by reference to the provisions of the Agreement, which is included as Exhibit 10.1 to this report and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

10.1	Agreement and Release dated February 5, 2016 between David L. Gaines and Park Sterling Bank

99.1	Press Release dated February 5, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 9, 2016

PARK STERLING CORPORATION

	By:	/s/ James C. Cherry
James C. Cherry
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Agreement and Release dated February 5, 2016 between David L. Gaines and Park Sterling Bank

99.1	Press Release dated February 5, 2016

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